Exhibit 99.4

The Notes from the audited financial statements in Exhibit 99.3 are incorporated and are applicable to the unaudited financial statements in this Exhibit.

Forta Financial Group, Inc.

Condensed Balance Sheets

	June 30, 2020	June 30, 2019
	Unaudited	Unaudited
ASSETS
Current Assets
Total Bank Accounts	$565,834	$192,614
Total Accounts Receivable	30,328	–
Total Other Current Assets	164,519	112,577
Total Current Assets	760,681	305,191
Fixed Assets	–	–
Total Fixed Assets	–	7,842
Other Assets	–	–
Total Other Assets	516,469	133,003
TOTAL ASSETS	1,277,150	446,036
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Total Accounts Payable	17,254	9,213
Other Current Liabilities	214,846	172,892
Total Current Liabilities	232,100	182,104
Long-Term Liabilities
Total Long-Term Liabilities	760,104	–
Total Liabilities	992,204	182,104
Equity
300 Common stock	354,343	354,343
303 Treasury Stock	(1,001)	(1,001)
305 Paid In Capital	921,193	921,193
32000 Retained Earnings	(988,975)	(1,023,225)
Net Income	(614)	12,622
Total Equity	284,946	263,932
TOTAL LIABILITIES AND EQUITY	$1,277,150	$446,036

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Forta Financial Group, Inc.

Condensed Statements of Operations

	Nine Months Ending June 30, 2020 Unaudited	Nine Months Ending June 30, 2019 Unaudited
Income
Revenue	$2,737,721	$3,108,246
Gross Profit	2,737,721	3,108,246
Expenses
Marketing	118,269	89,719
Compensation	1,728,617	1,695,485
General & Administrative	864,152	1,268,486
Depreciation Expense	6,182	4,900
Legal Services	6,986	16,529
Total Expenses	2,724,206	3,075,120
Net Operating Income	13,515	33,126
Other Expenses
Income Taxes	893	33,740
Total Other Expenses	893	33,740
Net Other Income	(893)	(33,740)
Net Loss	$12,622	$(614)

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Forta Financial Group, Inc.

Statement of Cash Flows

	Nine Months Ending June 30, 2020	Nine Months Ending June 30, 2019
	Unaudited	Unaudited
OPERATING ACTIVITIES
Net Loss	$12,622	$(614)

Adjustments to reconcile Net Loss to Net Cash provided by operations:
Accounts Receivable	–	(30,328)
Accrued Revenue	(6,438)	(59,677)
Advances to Employees	–	2,500
Due from clearing house	(6,010)	(7,383)
Prepaid Expenses	229	20,825
Accounts Payable	(179)	(5,324)
401k Payable	1,072	722
Accrued Payroll Taxes	152	(1,226)
Federal Income Tax Payable	–	11,799
Other Accrued Liabilities	1,475	(12,611)
Payable to Advisors:Accrued Revenue Payable	(18,252)	1,742
Payable to Advisors:Commissions Payable - Internal advisors	9,403	(9,860)
Payable to Advisors:Commissions payable - External advisors	19,998	–
Payroll Payable	16,238	–
Payroll Taxes	4,402	–
Vacation Pay Liability	4,212	30,125
Prepaid Income	–	3,000
State Corp. Tax Liability	–	10,044
Total Adjustments to reconcile Net Income to Net Cash provided by operations:	6,304	(25,654)
Net cash provided by operating activities	18,925	(26,268)

INVESTING ACTIVITIES
Leasehold Improvements	(7,842)	4,900
	–	(20,000)
Deposits	(5,364)	5,364
Net cash provided by investing activities	(13,206)	(9,736)

FINANCING ACTIVITIES
Treasury Stock	(1)	–
Net cash provided by financing activities	5,719	377,700
Net cash increase for period	5,718	341,696
Cash at beginning of period	186,895	224,137
Cash at end of period	$192,614	$565,834

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